Exhibit 10.18
EQUINIX, INC.
2023 GLOBAL ANNUAL INCENTIVE PLAN

(Adopted by the Talent, Culture & Compensation Committee of the Board of Directors
of the Company on February 14, 2023)
PLAN OBJECTIVES
Equinix, Inc., a Delaware corporation (the “Company”), offers the 2023 Global Annual Incentive Plan (the “2023 Annual Incentive Plan”), to certain eligible employees of the Company and its subsidiaries to provide them with the opportunity to participate in Company performance. It is designed to motivate employees to achieve certain Company objectives while providing competitive total rewards for key positions and retaining top talent.
CERTAIN DEFINITIONS
For purposes of the 2023 Annual Incentive Plan, the following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
AFFO – “AFFO” means adjusted funds from operations.
AFFO/Share – “AFFO/Share” means the Company’s AFFO for the current plan year ending December 31, 2023, divided by the weighted average number of diluted shares of common stock outstanding on December 31, 2023, as set forth in the Company’s audited financial statements for the year ended December 31, 2023.
Applicable Accounting Standards – “Applicable Accounting Standards” means Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
Base Salary – “Base Salary” shall mean, for a Participant other than Executive Staff, the Participant’s total base salary during the Performance Period, and for a Participant who is Executive Staff, the base salary rate that is approved by the Committee for the Participant with respect to the Performance Period.
Board – “Board” shall mean the Board of Directors of the Company.
Bonus Award – “Bonus Award” means a bonus award granted pursuant to the 2023 Annual Incentive Plan entitling the Participant to an award upon attainment of the Performance Goals and the satisfaction of the other terms and conditions set forth herein and in accordance with the provisions of the 2023 Annual Incentive Plan.
Bonus Award Payment – “Bonus Award Payment” means the amount payable to a Participant with respect to the Participant’s Bonus Award, as determined by the Committee in accordance with the section of the 2023 Annual Incentive Plan with the heading “Payment of Awards.”
Bonus Target – “Bonus Target” means a percentage of a Participant’s Base Salary established by the Committee.
Bonus Target Amount – “Bonus Target Amount” means an amount equal to the product of (a) the Participant’s Base Salary, multiplied by (b) the Participant’s Bonus Target.
Code – “Code” means the U.S. Internal Revenue Code of 1986, as amended.
Committee – “Committee” means the Talent, Culture & Compensation Committee with respect to the administration of the 2023 Annual Incentive Plan with respect to Participants who are Executive Staff and means a committee consisting of the Chief Executive Officer of the Company with respect to Participants who are not Executive Staff.
Compensation Committee – “Compensation Committee” means the Talent, Culture and Compensation Committee of the Board.
Eligible Employee – “Eligible Employee” has the meaning ascribed to such term under the headings “Eligibility/Participation; Eligible Employees.”

Executive Staff – “Executive Staff” means an Eligible Employee who has been designated by the Board as a member of the Executive Staff.
Individual Modifier – “Individual Modifier” has the meaning ascribed to such term under the headings “Bonus Awards; Individual Performance Modifier.”
Maximum Goal Factor – “Maximum Goal Factor” means a percentage established by the Committee with respect to a Bonus Award and Performance Period and representing the maximum percentage that may be determined to have been attained as a Performance Goal Attainment Factor (including after application of the Strategic Modifier, if applicable).
Non-Executive Staff – “Non-Executive Staff” means an Eligible Employee who has not been designated by the Board as a member of the Executive Staff.
Participant – “Participant” means an Eligible Employee selected by the Committee to be granted a Bonus Award hereunder.
Participation Period Factor – “Participation Period Factor” means a fraction, the numerator of which is the number of days the Participant was actively employed with the Company (or Company subsidiary) during the Performance Period or employed in a specified position, as applicable, and the denominator of which is the number of days contained in the Performance Period. The Committee, in its sole discretion, may adjust the Participation Period Factor.
Performance Criteria – “Performance Criteria” means any criteria that the Committee determines in its sole discretion, including, without limitation, individual performance or, with respect to the Company, a subsidiary of the Company, or any business unit, division, operating unit, segment or other portion of the Company or one or more subsidiaries, any one or more or any combination of the following: AFFO, AFFO/Share, Environmental, Social, and Governance (“ESG”) metrics, net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total stockholder return), cost control, margins, operating efficiency, market share, customer satisfaction or employee satisfaction, working capital, management development, succession planning, taxes, depreciation and amortization or economic value added.
Performance Period – “Performance Period” means the fiscal year of the Company over which attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Bonus Award. For purposes of the 2023 Annual Incentive Plan, the Performance Period will begin on January 1, 2023, and end on December 31, 2023. The Committee, in its sole discretion, may adjust the duration of the Performance Period at any time before the term of the originally established Performance Period has expired.
Performance Goal – “Performance Goal” has the meaning ascribed to such term under the headings “Bonus Awards; Performance Goals.”
Performance Goal Attainment Factor – “Performance Goal Attainment Factor” means a percentage ranging from 0% to the Maximum Goal Factor representing the rate at which the Performance Goals have been attained, including after application of the Strategic Modifier (if applicable), as determined by the Committee.
Strategic Modifier – “Strategic Modifier” has the meaning ascribed to such term under the headings “Bonus Awards; Strategic Modifier.”
Tax-Related Items – “Tax-Related Items” means all income tax (including U.S. and non-U.S. federal, state and local tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to a Participant’s participation in the 2023 Annual Incentive Plan and legally applicable or deemed legally applicable to the Participant.
VP Staff – “VP Staff” means Eligible Employees at level Vice President or above at the end of the third quarter of the current fiscal year, as determined by the Company.
ELIGIBILITY/PARTICIPATION
Eligible Employees. The Committee, in its sole discretion, may grant a Bonus Award relating to a given Performance Period to one or more individuals meeting the requirements set forth in this section, as the Committee selects (“Eligible Employees”). All full-time and part-time employees of the Company or one of its subsidiaries are eligible to be selected to receive a grant of a Bonus Award under the 2023 Annual Incentive Plan, with the exception of employees participating in another Company incentive plan or Management by Objectives Plan or who have guaranteed income under a collective bargaining agreement and/or are otherwise part of a unionized bargaining unit. For avoidance of doubt, employees can participate in only one incentive plan at one time. Employees who are new hires are eligible to be selected to participate in the 2023 Annual Incentive Plan as of their hire date, except that an employee with a start date on or after October 1st (or such other date established by the Committee at the commencement of the Performance Period) following the commencement of the Performance Period will not be eligible to participate in the 2023 Annual Incentive Plan with respect to the ongoing Performance Period. If Participant begins employment with the Company following the commencement of the Performance Period, the amount of a Bonus Award Payment, if any, that becomes payable will be pro-rated by multiplying the Bonus Award Payment by the Participation Period Factor. Eligibility to receive a Bonus Award under the 2023 Annual Incentive Plan does not guarantee that the Eligible Employee will actually receive a Bonus Award. Participation in the 2023 Annual Incentive Plan does not imply or guarantee participation in any future annual incentive plans.
Bonus Award Payment Eligibility Requirements. To be eligible to receive the payment of a Bonus Award, a Participant must be employed by the Company or a subsidiary on the date when the Bonus Award is paid pursuant to the section below with the heading “Payment of Awards” (subject only to the subsection below with the heading “Employment Terminations”).
A Participant may be eligible to receive a pro-rated Bonus Award (based on the Participation Period Factor) in the event of the Participant’s death, disability, or approved leave of absence. In the case of a deceased Participant, any such Bonus Award will be paid to the Participant’s estate.
BONUS AWARDS
Award Terms. At the time a Bonus Award is granted pursuant to this section, the Committee shall specify in writing: (a) the Participant’s Bonus Target, (b) the Maximum Goal Factor that may be attained upon the achievement of the Performance Goals established hereunder, including after applicable of the Strategic Modifier, if applicable; (c) the Performance Goal(s) and any applicable adjustments, (d) the goals relating to the Strategic Modifier for VP Staff, and (e) a performance incentive pool amount, if any. A Participant’s Bonus Target may be modified by the Company from time to time and at its sole discretion (without any liability), for example, due to changes in the Company’s financials or salary changes, until the end of the Performance Period.
Performance Goals. For the 2023 Annual Incentive Plan, the Performance Goals, which will be based on the following two criteria, will be established prior to the end of the first quarter of the Performance Period by the Compensation Committee based on the operating plan approved by the Board for the Performance Period:
•Revenue
•AFFO/Share
Each Performance Goal will be weighted equally for purposes of determining the amount that may be payable under the Bonus Award. Further, in the case of the VP Staff, the Performance Goal Attainment Factor determined based on achievement of the Performance Goals will be subject to a Strategic Modifier which may increase or decrease the Performance Goal Attainment Factor by up to 10% of such Performance Goal Attainment Factor. The goals relating to such Strategic Modifier will be established prior to the end of the first quarter of the Performance Period by the Compensation Committee.
Determining Performance. For the 2023 Annual Incentive Plan, the aggregate amount that may become payable under a Bonus Award with respect to each Performance Goal, and the resulting Performance Goal Attainment Factor based on the weighting and achievement of the Performance Goals, will be determined based on the tables below. Values between levels identified will be interpolated based on a line between the two nearest identified points. For instance, if the attainment of the Revenue Performance Goal is 99% of the target level performance and the attainment of the AFFO/Share Performance Goal is 98% of the target level performance, then (i) 80% of the amount that becomes payable with respect to the Revenue Performance Goal based on attainment at the target level will become payable, (ii) 60% of the amount that becomes payable with respect to the AFFO/Share Performance Goal based on attainment at the target level will become payable, and (iii) the resulting Performance Goal Attainment Factor will be 70%, such that 70% of a Participant’s Bonus Target Amount becomes payable, subject to the Strategic Modifier (if applicable) and the Individual Modifier (if applicable).

Metric	Weighting	Determination	Threshold	Target/Max
Revenue	50%	Performance	95%	100%
		Payout	0%	100%

Metric	Weighting	Determination	Threshold	Target	Max
AFFO/Share	50%	Performance	95%	100%	103%
		Payout	0%	100%	140%

Minimum Goals. No Bonus Award will become earned or payable if either of the Performance Goals is attained at 95% of target or a lower level.
Strategic Modifier. If the Performance Goals are attained at the minimum threshold level, then for purposes of determining the amount of any Bonus Awards that may be payable to the VP Staff, the Performance Goal Attainment Factor determined based on the tables above will be adjusted upward or downward by up to 10% of such Performance Goal Attainment Factor, based on the level of achievement of goals relating to 50% (i) ESG metrics and 50% (ii) Digital Services metrics, as determined and approved by the Committee (the “Strategic Modifier”) in connection with the adoption of the 2023 Annual Incentive Plan.
Individual Modifier for Non-Executive Staff. For the Non-Executive Staff, the AIP links directly to the GPS Performance system, such that Bonus Awards are linked to a Non-Executive Staff Participant’s impact and value and are intended to reward achievement of key results at both the Company and individual level. A Non-Executive Staff Participant’s performance will also be measured by a talent assessment and calibration process and the Bonus Award payable on achievement of the Performance Goals, as adjusted by the Strategic Modifier (if applicable), may be adjusted upwards or downwards to reflect individual performance (the “Individual Modifier”); provided, however, that the Non-Executive Staff Participant’s Bonus Award Payment is capped at 150% of the maximum amount payable based on achievement of the Performance Goals and the Strategic Modifier goals (if applicable) at the level corresponding to the Maximum Goal Factor.
The degree to which a Participant achieves his/her Bonus Target Amount (e.g., less than, equal to, or greater than the Bonus Target Amount) represents the degree to which both the Participant and the Company achieve the Performance Goals and the goals relating to the Strategic Modifier (if applicable), as well as, in the case of Non-Executive Staff, the Participant’s individual performance, subject in all cases to the discretion of the Committee as set forth below under the headings “Payment of Awards; Performance Goal Attainment Factor Modifications.”
Adjustments to Performance Goal Attainment. The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to the determination of the attainment of one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions or joint ventures; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual, infrequently occurring or nonrecurring events or changes in applicable law or business conditions. The Committee may make such adjustments to the determination of attainment of one or more of the Performance Goals as the Committee in its sole discretion deems appropriate.
Adjustments for Changes in Employment Position. The amount of a Bonus Award will be pro-rated based on the number of days a Participant serves in a given position during the Performance Period. For example, if a Participant is promoted from Senior Manager to Director, the amount of his/her Bonus Award will be calculated based upon the number of days the Participant served in each position. As another example, if a Participant is promoted from a non-commissioned position to a commissioned sales position, the amount of his/her Bonus Award will be pro-rated based on the number of days worked in a non-commissioned position. If, in connection with a Participant’s change in employment positions, the Bonus Target allocated to the new position is different than the Bonus Target allocated to the former position, then the amount of the Bonus Award Payment, if any, that becomes payable will be equal to the sum of (a) the Bonus Award Payment calculated based on the Bonus Target applicable prior to the change in the employment position, multiplied by the Participation Period Factor, plus (b) the Bonus Award Payment calculated based on the Bonus Target applicable following the change in the employment position, multiplied by the Participation Period Factor.
PAYMENT OF AWARDS
Performance Goal Attainment Factor Determination. Following the completion of the Performance Period, the Committee, in its sole discretion, shall determine whether the applicable Performance Goals were achieved for the Performance Period to which the Bonus Award relates, and for VP Staff, the level of achievement of the goals relating to the Strategic Modifier, and the resulting Performance Goal Attainment Factor with respect to such Bonus Award.
Performance Goal Attainment Factor Modifications. In determining the amount payable to a Participant with respect to the Participant’s Bonus Award, the Committee shall retain the right, in its sole discretion, to modify the Performance Goal Attainment Factor (resulting in a reduction, an increase or elimination (including to zero) of, the amount otherwise payable under the Bonus Award) to take into account recommendations of the Chief Executive Officer of the Company and/or such additional factors including qualitative factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.
Timing of Payment. Unless otherwise determined by the Committee, the Bonus Award, if any, shall be paid as soon as practicable after the Committee determines that the Performance Goals and any other applicable goals specified for such Bonus Award were in fact satisfied. To the extent applicable, it is intended that payment will be made no later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all payments are intended to be eligible for the short-term deferral exception to Section 409A of the Code.
Form of Payment; Tax Withholding. Each Bonus Award, if any, shall be paid in cash in a single lump sum. The Company or a subsidiary, as applicable, shall satisfy any withholding obligations for required Tax-Related Items by withholding applicable amounts from the Bonus Award Payment. The Bonus Award Payment will be determined by the Company in U.S. dollars but may be paid to Participants outside the United States in local currency, following conversion of the amount payable using an exchange rate selected by the Company, in its discretion and as may be required by applicable laws.
Employment Terminations. Subject to applicable laws, if a Participant’s employment with the Company (or any of its subsidiaries, as applicable) is terminated for any reason other than death or disability prior to payment of any Bonus Award Payment, he/she will not be eligible to receive payment of the Bonus Award Payment (in whole or in part), and all of the Participant’s rights under the 2023 Annual Incentive Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the 2023 Annual Incentive Plan. The Committee, in its discretion, may determine whether a pro-rata portion of the Participant’s Bonus Award under the Plan (based on the Participation Period Factor) should be paid if the Participant’s employment has been terminated by reason of death or disability, subject to applicable laws.
PLAN ADMINISTRATION
Committee. The 2023 Annual Incentive Plan shall be administered by the Compensation Committee of the Board with respect to Participants who are Executive Staff and shall be administered by a committee consisting of the Chief Executive Officer with respect to Participants who are not Executive Staff.
Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the 2023 Annual Incentive Plan in accordance with its provisions. The Committee shall have the power to interpret the 2023 Annual Incentive Plan, and to adopt such rules for the administration, interpretation, and application of the 2023 Annual Incentive Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time-to-time exercise any and all rights and duties of the Committee under the 2023 Annual Incentive Plan.
Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board shall be final and binding upon all Participants, the Company, and all other interested persons. No members (or former members) of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the 2023 Annual Incentive Plan or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
AMENDMENT, SUSPENSION OR TERMINATION OF 2023 ANNUAL INCENTIVE PLAN
The 2023 Annual Incentive Plan is discretionary in nature, and the Committee (or the Board) may suspend, modify or terminate the 2023 Annual Incentive Plan at any time or from time to time without advance notice and without any liability to the Company, whatsoever.

MISCELLANEOUS
Recovery of Erroneously Awarded Compensation.  If the Participant is now or is hereafter subject to the Company’s Policy on Recoupment of Incentive Compensation (the “Compensation Recoupment Policy”), any similar policy providing for the recovery of Bonus Awards, proceeds, or payments to a Participant in the event of fraud or as required by applicable laws, listing standards or governance considerations or in other similar circumstances, then any Bonus Award, and any payments therefrom, are subject to potential recovery by the Company under the circumstances set out in the Compensation Recoupment Policy or such other similar policy as in effect from time to time or as otherwise determined appropriate by the Compensation Committee or required by applicable laws, listing standards or other legal requirements. Subject to applicable laws, the Participant expressly consents to the recovery of the Bonus Award, proceeds, or payments as set out in the Compensation Recoupment Policy or such other similar policy as in effect from time to time or as otherwise determined appropriate by the Compensation Committee.

No Employment Guarantee. Nothing in the 2023 Annual Incentive Plan shall interfere with or limit in any way the right of the Company or any of its subsidiaries, as applicable, to terminate any Participant’s employment or service at any time. Except to the extent provided by applicable law or pursuant to a written agreement between the Participant and the Company or its subsidiary or affiliate, employment with the Company or its subsidiary or affiliates is on an at-will basis only. Nothing in this 2023 Annual Incentive Plan shall constitute or shall be construed as an employment agreement between a Participant and the Company.
General Creditor Status. Each Bonus Award that may become payable under the 2023 Annual Incentive Plan shall be paid solely from the general assets of the Company. No amounts awarded or accrued under the 2023 Annual Incentive Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payment of a Bonus Award. The obligation to pay Bonus Awards under the 2023 Annual Incentive Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors of the Company. Any Bonus Award payable under the 2023 Annual Incentive Plan is voluntary, discretionary, and occasional and does not create any contractual or other right to receive grants in future years or benefits in lieu of such awards. Any Bonus Award payable under the 2023 Annual Incentive Plan does not constitute an acquired right nor a guaranteed payment.
Governing Law; Venue. The 2023 Annual Incentive Plan and all Bonus Awards shall be construed in accordance with and governed by the laws of the State of California, without regard to their conflict-of-law provisions or principles that might otherwise refer construction or interpretation of the 2023 Annual Incentive Plan to the substantive law of another jurisdiction. Unless otherwise provided in a Bonus Award, recipients of a Bonus Award under the 2023 Annual Incentive Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the State of California, to resolve any and all issues that may arise out of or relate to the 2023 Annual Incentive Plan or any related Bonus Award.
Not Pensionable Salary. Any payment for Bonus Awards made under the 2023 Annual Incentive Plan will not form part of a Participant’s pensionable salary or form any part of the Participant’s wages or compensation for any other benefit or perquisite, except as otherwise required by applicable law.
Nonalienation of Benefits. Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the 2023 Annual Incentive Plan. The provisions of the 2023 Annual Incentive Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators, or successors in interest.
Severability. If any provision of this 2023 Annual Incentive Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the 2023 Annual Incentive Plan, and the 2023 Annual Incentive Plan shall be enforced and construed as if such provision had not been included.
Language. The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of this 2023 Annual Incentive Plan and any other documents related to the 2023 Annual Incentive Plan. If the Participant has received this 2023 Annual Incentive Plan or any other document related to the 2023 Annual Incentive Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control, unless otherwise prescribed by applicable local law.
No Advice Regarding Bonus Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the 2023 Annual Incentive Plan. The Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the 2023 Annual Incentive Plan before taking any action related to the 2023 Annual Incentive Plan.
Section 409A. This 2023 Annual Incentive Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the 2023 Annual Incentive Plan shall provide a basis for any person to take action against the Company or any subsidiary or affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Bonus Award made under the 2023 Annual Incentive Plan, and neither the Company nor any of its subsidiaries or affiliates shall under any circumstances have any liability to any Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the 2023 Annual Incentive Plan, including taxes, penalties or interest imposed under Section 409A of the Code.
Appendix. The 2023 Annual Incentive Plan shall be subject to the additional terms and conditions set forth in the Appendix A for the Participant’s jurisdiction, if any. The Appendix A forms part of this 2023 Annual Incentive Plan. Moreover, if the Participant relocates to one of the jurisdictions included in the Appendix A, the additional terms and conditions for such jurisdiction will apply to the Participant to the extent the Company, in its discretion, determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons.
Effective Date. The 2023 Annual Incentive Plan shall be effective as of January 1, 2023 (the “Plan Effective Date”). The Committee may grant Bonus Awards at any time on or after the Plan Effective Date.
This 2023 Annual Incentive Plan prevails in the case of and replaces any other 2023 Annual Incentive Plan for U.S. or Non-U.S. Employees, whether oral or written, with respect to the granting of the Bonus Award referred to herein.

APPENDIX A
2023 GLOBAL 2023 ANNUAL INCENTIVE PLAN
JURISDICTION SPECIFIC PROVISIONS

Capitalized terms used, but not defined herein, shall have the same meanings assigned to them in the 2023 Annual Incentive Plan.
This Appendix A includes additional terms and conditions applicable to Participants in the jurisdictions listed below. This Appendix A forms part of the 2023 Annual Incentive Plan and its terms and conditions either replace or are in addition to those set forth in the 2023 Annual Incentive Plan.
In addition, this Appendix A may include information related to certain exchange control or other obligations in connection with the 2023 Annual Incentive Plan. Any such information set forth below is general in nature and may not apply to the Participant's particular situation and the Company is not in a position to assure the Participant of any particular result. Also, the laws on which such information included in this Appendix A is based are often complex and change frequently. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant's jurisdiction may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a jurisdiction other than the one in which the Participant is currently working and/or residing, transfers employment and/or residency after commencing participation in the 2023 Annual Incentive Plan, or is considered resident of another jurisdiction for local law purposes, the information contained herein may not be applicable to the Participant and the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall apply.
BRAZIL
The below provisions replace the Bonus Award Payment Eligibility Requirements section of the 2023 Annual Incentive Plan:
Bonus Award Payment Eligibility Requirements. For avoidance of doubt, a Participant may not be considered eligible to receive the payment of a Bonus Award under the 2023 Annual Incentive Plan if any of the following circumstances applies during 2023, subject to any minimum requirements under the employment or labor standards legislation applicable in the province where the Participant works:
•he/she is on a Performance Improvement Plan (PIP) and does not achieve a Good Standing assessment at the end of the Performance Period (December 31st), as per the Company’s objective criteria for evaluation of the PIP; or
•he/she has received notice of termination of employment, with cause (as detailed below), from the Company or a subsidiary.
In the event that the employee is under a PIP and achieves a Good Standing assessment at the end of the Performance Period (December 31st), as per Company’s objective criteria of the PIP, he/she will be eligible to receive the payment of a Bonus Award under the 2023 Annual Incentive Plan.
Termination with cause is possible if any of the following circumstances described in Article 482 of the Brazilian Labor Code are met: (a) performance of any dishonest act; (b) lack of self-restraint and improper conduct; (c) regularly doing business without permission of the employer, when the same is in competition with the enterprise of the employer and is prejudicial for the employee's activities; (d) criminal sentence of the employee, in final judgment, provided that the execution of the penalty has not been suspended; sloth by the employee in the execution of his/her duties; (e) usual drunkenness or drunkenness during working hours; (f) violation of the company's secrets; (g) act of insubordination; (h) abandonment of employment; (i) act injurious to the honor or reputation of any person, practiced during the working hours, as well as any physical violence practiced under the same conditions, except in case of legitimate defense; (j) act injurious to the honor or reputation of the employer or the employee's superiors, as well as any physical violence towards them, except in case of legitimate defense; (k) constant gambling; (l) practice of acts against the national security duly evidenced by administrative investigation; and (m) loss of a legally established qualification needed to exercise the employee's profession, such as a driver's license, due to the employee's intentional misconduct.
The below provision replaces the Employment Terminations section of the 2023 Annual Incentive Plan:
Employment Terminations. The Participant will not be eligible to receive the payment of a Bonus Award if the Participant is terminated with cause. If the Participant resigns or is terminated without cause, a pro-rata payment will be due to the extent the Performance Goals were met, considering the time worked in the plan year. In case of termination due to death or disability, the Committee, in its discretion, may determine whether a pro-rata portion of the Participant’s Bonus Award under the Plan (based on the Participation Period Factor) should be paid, subject to applicable laws.
The below provision replaces the Adjustments for Changes in Employment Position section of the 2023 Annual Incentive Plan:
Adjustments for Changes in Employment Position. The amount of a Bonus Award will be pro-rated based on the number of days a Participant serves in a given position during the Performance Period. For example, if a Participant is promoted from Senior Manager to Director, the amount of his/her Bonus Award will be calculated based upon the number of days the Participant served in each position. If, in connection with a Participant’s change in employment position, the Bonus Target allocated to the new position is different than the Bonus Target allocated to the former position, then the amount of the Bonus Award Payment, if any, that becomes payable will be equal to the sum of (a) the Bonus Award Payment calculated based on the Bonus Target applicable prior to the change in the employment position, multiplied by the Participation Period Factor, plus (b) the Bonus Award Payment calculated based on the Bonus Target applicable following the change in the employment position, multiplied by the Participation Period Factor.
CANADA
The below provisions replace the Bonus Award Payment Eligibility Requirements section of the 2023 Annual Incentive Plan:
Bonus Award Payment Eligibility Requirements. To be eligible to receive the payment of a Bonus Award, a Participant must be actually employed by the Company or a subsidiary on the date when the Bonus Award is paid pursuant to the section below with the heading “Payment of Awards” (subject only to the subsection below with the heading “Employment Terminations”).
For purposes of the 2023 Annual Incentive Plan, a period of “actual employment” shall not include any period of payment in lieu of notice, termination pay, severance pay or similar compensation or damages in lieu thereof, whether based on a written employment agreement, statute, the common or civil law, save and except for as expressly required under the employment or labour standards legislation applicable in the province where the Participant works (the “Employment Standards Legislation”).
A Participant may be eligible to receive a pro-rated Bonus Award (based on the Participation Period Factor) in the event of the Participant’s death, disability, or approved leave of absence. In the case of a deceased Participant, any such Bonus Award will be paid to the Participant’s estate.
The below provisions replace the Employment Terminations section of the 2023 Annual Incentive Plan:
Employment Terminations. Except as expressly required by the Employment Standards Legislation:
•if a Participant is no longer actually employed by the Company (or any of its subsidiaries, as applicable), on the date of a Bonus Award Payment, for any reason other than death or disability (regardless of whether the reason for the Participant's termination is lawful or unlawful), then he/she will not earn or be entitled to receive payment of the Bonus Award Payment (in whole or in part) or any compensation in lieu of the lost Bonus Award; and
•all of the Participant’s rights under the 2023 Annual Incentive Plan shall terminate when he/she is no longer actually employed and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the 2023 Annual Incentive Plan, or compensation in lieu thereof.
For avoidance of doubt, if the Employment Standards Legislation requires the Company or a subsidiary, as applicable, to continue a Participant’s participation in the 2023 Annual Incentive Plan during a statutory notice period, then the Participant’s participation will end on the last day of the Participant’s minimum statutory notice period and the Participant will not earn or be entitled to any further Bonus Award, or compensation in lieu of lost Bonus Award, payable after that date.
The Committee, in its discretion, may determine whether a pro-rata portion of the Participant’s Bonus Award under the Plan (based on the Participation Period Factor) should be paid if the Participant’s employment has been terminated by reason of death or disability, subject to applicable laws.
The below provision replaces the Governing Law; Venue section of the 2023 Annual Incentive Plan:

Governing Law; Venue. The 2023 Annual Incentive Plan and all Bonus Awards shall be construed in accordance with and governed by the laws of the province where the Participant works, without regard to their conflict-of-law provisions or principles that might otherwise refer construction or interpretation of the 2023 Annual Incentive Plan to the substantive law of another jurisdiction. Unless otherwise provided in a Bonus Award, recipients of a Bonus Award under the 2023 Annual Incentive Plan are deemed to submit to the exclusive jurisdiction of the courts of the province where the Participant works, to resolve any and all issues that may arise out of or relate to the 2023 Annual Incentive Plan or any related Bonus Award.
The below provision replaces the Not Pensionable Salary section of the 2023 Annual Incentive Plan:
Not Pensionable Earnings. Any payment for Bonus Awards made under the 2023 Annual Incentive Plan will not form part of a Participant’s pensionable earnings or form any part of the Participant’s wages or compensation for any other benefit or perquisite, including but not limited to any termination pay entitlement, except as otherwise required by the Employment Standards Legislation or applicable pension-related legislation.
The following provision applies to Participants working or residing in the province of Quebec:
Language: A French translation of the 2023 Annual Incentive Plan will be made available to the Participant as soon as reasonably practicable. Unless the Participant indicates otherwise, the French translation of the 2023 Annual Incentive Plan will govern the Participant's participation in the 2023 Annual Incentive Plan.
MEXICO
The below provision supplements the Bonus Award section of the 2023 Annual Incentive Plan:
Profit Sharing. The amount, if any, that the Participant is entitled to receive for profit sharing referred to in Article 127 of the Federal Labor Law (“PTU”) corresponding to the Fiscal Year 2023 will be taken into consideration as part of the formula to determine the Bonus Award to be paid under the 2023 Annual Incentive Plan to the Participant. In particular, the Bonus Award will be offset by any amount the Participant is entitled to receive as PTU, as described below:
(i)Amount determined to be paid to the Participant in accordance with the criteria set forth in this 2023 Annual Incentive Plan,
(ii)(- less) the amount payable for PTU for the FY 2023
(iii) (= equal) Bonus Award to be paid to the Participant.
For the avoidance of doubt, in the event that the application of such formula results in a balance in favor of the Participant, the Company will pay such amount as Bonus Award pursuant to the terms set forth in this 2023 Annual Incentive Plan, in Mexican Pesos, and subject to applicable tax withholdings. In the event that the application of such formula results in a negative balance, the Participant shall not be eligible to receive any amount under the 2023 Annual Incentive Plan as Bonus Award.
The below provision replaces the Timing of Payment section of the 2023 Annual Incentive Plan:
Timing of Payment. The Bonus Award that the Participant is entitled to receive pursuant to the terms of the 2023 Annual Incentive Plan (after application of the above provisions in this Appendix A for Mexico) will be paid to the Participant on or before the end of May 2023.
NIGERIA
The below provision replaces the Employment Terminations section of the 2023 Annual Incentive Plan:
Employment Terminations. Subject to applicable laws, if a Participant’s employment with the Company (or any of its subsidiaries, as applicable) is terminated for any reason other than death or disability prior to payment of any Bonus Award Payment, he/she will not be eligible to receive payment of the Bonus Award Payment (in whole or in part) and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the 2023 Annual Incentive Plan. The Committee, in its discretion, may determine whether a pro-rata portion of the Participant’s Bonus Award under the Plan (based on the Participation Period Factor) should be paid if the Participant’s employment has been terminated by reason of death or disability, subject to applicable laws.
PERU

The below provisions supplement the section of Performance Goal Attainment Factor Modifications section of the 2023 Annual Incentive Plan:
Any modification to the Performance Goal Attainment Factor will be determined on an objective basis by the Company.
The below provisions supplement the section Recovery of Erroneously Awarded Compensation of the 2023 Annual Incentive Plan:
If a Participant is subject to a requirement to repay the Bonus Award, the Participant expressly authorizes the employer entity to recover the payment by deducting it from the Participant's salary or other compensation. The Participant agrees that he or she will sign any documents required to recover the payment.
The below provision replaces the Governing Law; Venue section of the 2023 Annual Incentive Plan:
Governing Law; Venue. The 2023 Annual Incentive Plan and all Bonus Awards shall be construed in accordance with and governed by the laws of Peru. Recipients of a Bonus Award under the 2023 Annual Incentive Plan are deemed to submit to the exclusive jurisdiction of the courts of the Judicial District of Lima Peru, to resolve any and all issues that may arise out of or relate to the 2023 Annual Incentive Plan or any related Bonus Award.
The below provision replaces the Not Pensionable Salary section of the 2023 Annual Incentive Plan:
Pensionable Earnings. Any payment in cash for Bonus Awards made under the 2023 Annual Incentive Plan will form part of a Participant’s pensionable earnings.
The below provision supplements the Bonus Award section of the 2023 Annual Incentive Plan:
In the event that the Participant is entitled by law to receive a profit sharing payment, the amount of the Bonus Award shall be reduced by the amount of the profit sharing payment paid or payable to the Participant in the applicable fiscal year.

UNITED STATES
The below provision replaces the Bonus Award definition of the 2023 Annual Incentive Plan:
Bonus Award – “Bonus Award” means a bonus award granted pursuant to the 2023 Annual Incentive Plan entitling the Participant to cash, shares of Common Stock, or RSUs under the Equity Incentive Plan upon attainment of the Performance Goals and the satisfaction of the other terms and conditions set forth herein and in accordance with the provisions of the 2023 Annual Incentive Plan.
The below provisions supplement the CERTAIN DEFINITIONS section of the 2023 Annual Incentive Plan:
Common Stock – “Common Stock” means the common stock, par value $0.001 per share, of the Company.
Equity Incentive Plan – “Equity Incentive Plan” means the Equinix, Inc. 2020 Equity Incentive Plan, as amended, or any successor plan thereto.
RSUs – “RSUs” mean restricted stock units under the Equity Incentive Plan, which shall be fully vested upon their date of grant and shall be paid in shares of the Company’s Common Stock pursuant to the “Timing of Payment” and other provisions of the section below with the heading “Payment of Awards.” For avoidance of doubt, for purposes of Bonus Awards payable in RSUs, payment of the Bonus Award hereunder shall mean the grant of such RSUs by the Committee, with payment of the RSUs to be made in the form of Common Stock on or as soon as practicable after the RSU grant date.
U.S. Senior Staff – “U.S. Senior Staff” means U.S. senior staff at level Senior Director and above in such roles at the end of the third quarter of the current fiscal year.
The below provisions replace the Form of Payment; Tax Withholding section of the 2023 Annual Incentive Plan:
Form of Payment; Tax Withholding.

Payments to U.S. Senior Staff. Each Bonus Award to a U.S. Senior Staff member shall be paid in the form of RSUs under the Equity Incentive Plan, with the number of RSUs granted determined by dividing the Bonus Award Payment otherwise payable to such individual hereunder (in U.S. dollars) by the closing price of the Company’s Common Stock on the date that the RSUs are granted (rounded down to the nearest whole number of RSUs), as approved by the Committee.
Payment of such RSUs is subject to all required Tax-Related Items withholding, which will be satisfied by withholding from the proceeds of the sale of the portion of the shares of Common Stock to be delivered under the RSUs as is necessary to satisfy the Tax-Related Items withholding obligations, through a mandatory sale arranged by the Company (the “Mandatory Sale”). No Participant may exercise control over the timing of such Mandatory Sale. Notwithstanding the foregoing, if such Mandatory Sale is prohibited by a legal, contractual or regulatory restriction, or if applicable, would no longer be in compliance with the requirements of Rule 10b5-1(c)(1) of the Securities Exchange Act of 1934 (the “Exchange Act),” then the Company and/or the Participant's employer, or their respective agents, at their discretion, may satisfy applicable withholding obligations for Tax-Related Items by (i) withholding from the Participant's wages or other cash compensation payable to the Participant or (ii) withholding in shares of Common Stock to be issued upon payment of the RSUs, as approved by the Committee in the case of any Participant who is subject to Section 16 of the Exchange Act.
Payments to All Other Staff. Each Bonus Award to a Participant who is not a U.S. Senior Staff member shall be paid in cash in a single lump sum. The Company shall withhold all required Tax-Related Items from the Bonus Award Payment. The Bonus Award Payment will be determined by the Company in U.S. dollars but may be paid to Participants outside the United States in local currency, following conversion of the amount payable using an exchange rate selected by the Company, in its sole discretion. Alternatively, the Bonus Award may be paid in the form of Common Stock or in a combination of cash and Common Stock, as determined by the Committee.  Bonus Award Payments made in Common Stock shall be made in accordance with the provisions of the Equity Incentive Plan.